Exhibit 99.1

Company Contact:	Media Contact:	Investor Contact:
Evelyn Graham	Pat Garrison	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications	Rx Communications
858-623-5665, x118	917-322-2567	917-322-2569
egraham@torreypinestherapeutics.com	pgarrison@RxIR.com	rchiger@RxIR.com

TorreyPines Therapeutics and Eisai Co., Ltd. Extend Genetics
Discovery Collaboration for Alzheimer’s Disease

LA JOLLA, CA, September 25, 2007 –TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced a one year extension of its research agreement with Eisai Co., Ltd. that was entered into on October 1, 2005. The extension marks the continuation of Eisai’s support of Alzheimer’s disease research at TorreyPines since 2001. This agreement, focusing on the discovery of Alzheimer’s disease targets using whole-genome family-based association screening, is one of two TorreyPines discovery collaborations with Eisai in the field of Alzheimer’s disease research. In a separate agreement, Eisai and TorreyPines are collaborating on the discovery of novel compounds to treat Alzheimer’s disease.

The goal of the genetics research collaboration is to identify and validate genes associated with Alzheimer’s disease as potential pharmaceutical targets. Under the terms of the agreement and in connection with the extension, TorreyPines will receive an upfront payment and continued research funding in support of the program for an additional year. In return, Eisai will continue to have exclusive rights of first negotiation and refusal for gene targets discovered and validated through the research.

“We are pleased that Eisai, a leader in Alzheimer’s disease research, has elected to continue their long-standing support of our genetics discovery program,” said Neil Kurtz, MD, President and Chief Executive Officer of TorreyPines Therapeutics. “The extension of our collaboration with Eisai not only validates the importance of this research, but also moves us one step closer to our goal of discovering new therapies for patients suffering from Alzheimer’s disease.”

The genetics research will be performed at TorreyPines in collaboration with Rudolph Tanzi, Ph.D., scientific co-founder of TorreyPines and Director of the Genetics and Aging Research Unit at the Massachusetts General Institute for Neurodegenerative Disorders (MIND).

“The collaboration with Eisai has been very successful and one which I believe has the potential to yield valuable new genetic targets for drug discovery aimed at Alzheimer’s disease,” said Dr. Tanzi.

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics, Inc. is a clinical stage biopharmaceutical company committed to the discovery, development and commercialization of novel small molecules to treat diseases and disorders of the central nervous system (CNS). Led by an accomplished management team, TorreyPines is leveraging novel drug targets and technologies to potentially deliver new CNS therapies for chronic pain, including migraine and neuropathic pain; and cognitive disorders, including cognitive impairment associated with schizophrenia and Alzheimer’s disease. Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the potential for the identification of genes associated with Alzheimer’s disease, the biological validation of genetic targets, and the possible discovery of therapies to treat Alzheimer’s disease. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular there is no guarantee that TorreyPines will be successful in the identification or validation of genes associated with Alzheimer’s disease or the discovery of therapies to treat Alzheimer’s disease, that such compounds, if any, will improve the signs or symptoms of their clinical indication, that any such discovered compounds will become validated compounds or that TorreyPines and Eisai will receive regulatory approval for such compounds, if any. These and other risks which may impact management’s expectations are described in greater detail in the TorreyPines Therapeutics annual report on Form 10-K for the year ended December 31, 2006 as well as TorreyPines Therapeutics’ subsequent filings with the Securities and Exchange Commission. TorreyPines Therapeutics undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #